UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2015

DATARAM CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route 571, P.O. Box 7258, Princeton, NJ		08543-7528
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (609) 799-0071

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effect January 22, 2015, the Board of Directors (the “Board”) of Dataram Corporation (the “Company,” “we,” “our”, or “us”) appointed our Chairman of the Board, David A. Moylan, 47, as our interim President and Chief Executive Officer, replacing John Freeman. Our Board will immediately begin the search for a permanent CEO. Mr. Moylan will remain on our Chairman of the Board. In his interim role, which we expect will conclude within the next six months, Mr. Moylan will receive an annual base salary of $200,000 and be eligible for a 50% bonus based achievement of certain performance targets.

Mr. Moylan has been a director and member of our Audit, Compensation, and Nominating and Corporate Governance Committees since his election to our Board in November of 2014. Since 2013 until this week, he also was a partner at, and the Chief Operating Officer of, Yenni Capital, Inc., a private equity firm. Previously, Mr. Moylan was a Managing Director with the Corporate Executive Board (“CEB”), the world’s leading member-based advisory company, from 2010 to 2012. At CEB, Mr. Moylan held several executive roles that addressed critical business challenges. As a General Manager, he led the three-way global integration of Valtera with CLC Genesee and CEB’s core businesses across all functional areas; as President and CEO of Toolbox.com, he drove the successful turnaround of the business, returning it to profitability and spearheaded its successful divestiture to Ziff Davis. From 2008 through 2010, Mr. Moylan served as Vice President and Division COO for the Global Client Development Division at LexisNexis, where he led operations and customer experience efforts and managed the Consulting and Training Services business. He also built a digital agency that delivered on-line marketing solutions to more than 13,000 customers and generated more than $40 million in annual revenue. In 2007, he was CEO of BK Global Ltd., where he oversaw the growth of the business and its merger with another entity. From 2003 through 2007, he was an Executive Director at America Online (“AOL”), where he led numerous cross-functional efforts that planned and delivered web and client-based technology products to consumers. Prior to AOL, Mr. Moylan was a consultant with PricewaterhouseCoopers LLP (“PwC”) and at A.T. Kearney, helping companies across multiple industries and continents grow their businesses and transform their business models. He is a former U.S. Army officer who served with the 101st Airborne Division (Air Assault), a graduate of the University of Vermont, and holds an MSIA (MBA) from Carnegie Mellon’s Business School.

Concurrently, Richard Butler, 65, a member of our Board, assumed the role of our corporate Secretary, replacing Mr. Freeman in that capacity. Mr. Butler has been one of our directors since his election to our Board in November of 2014 and serves as the Chairman of our Corporate Governance and Nominating Committee. He has served as a director of Livedeal, Inc., and a member of its Audit Committee since August 2006 (including YP.com from 2006-2007). Livedeal, Inc., is a publicly traded NASDAQ company that provides specialized online marketing solutions to small-to-medium sized local business that boost customer awareness and merchant visibility. Mr. Butler is a veteran savings and loan and mortgage banking executive, co-founder and major shareholder of Aspen Healthcare, Inc., and Ref-Razzer Corporation, former Chief Executive Officer of Mt. Whitney Savings Bank, Chief Executive Officer of First Federal mortgage Bank, Chief Executive Officer of Trafalgar Mortgage, and Executive Officer and Member of the President’s Advisory Committee at State Savings & Loan Associate (peak assets $14 billion) and American Savings & Loan Association (NYSE: FCA; peak assets $34 billion). He attended Bowling Green University in Ohio, San Joaquin Delta College in California, and Southern Oregon State College. Mr. Butler will not receive any compensation for his role as our Corporate Secretary.

Mr. Moylan’s acceptance of the appointment as CEO negates his status as an independent Director and thereby reduces the number of independent directors on the Audit Committee to two. The board of directors has initiated a search for an independent director and intends to have this search completed in the next 90 days.

There are no family relationships between either Mr. Moylan or Mr. Butler and any other director or executive officer of Dataram. Neither of Messrs. Moylan or Butler has engaged in any transactions with us that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Section 8 – Other Events.

Item 8.01 Other Events.

On January 22, 2015, the Company issued a press release announcing the appointment of Mr. Moylan as the Company’s interim President and Chief Executive Officer. Such press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: January 23, 2015
/s/ DAVID A. MOYLAN
(Signature)
David A. Moylan
Chairman and Chief Executive Officer